CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2015
EIGHTH INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2015.

2.	Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan to revise the definition of Disability.

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.

4.	Section 12.01(b) authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.

5.	Certain of the Plan amendments described herein shall be subject to approval by the Board of Directors.

Amendments to the Plan:
Effective January 1, 2018, Section 3.07A is amended to delete the second sentence thereof and replace it with the following sentences:

Any CW Savings Contributions shall be allocated to the Employer Account of each eligible Member employed by the Employer on the last day of the Plan Year who had completed a Year of Eligibility Service during the Plan Year (and, for the Plan Year beginning on January 1, 2015, each eligible Member described in Section 6.02(a)(vii) and (viii)) and such allocation shall be based on the ratio that each such Member’s Compensation bears to the total Compensation of all such Members for the Plan Year. Notwithstanding the foregoing sentence, an eligible Member who incurs a termination of employment on account of death, Disability or retirement on or after attainment of age 55 and completion of at least 3 Years of Vesting Service prior to the end of any such Plan Year shall be entitled to an allocation of CW Savings Contributions and such allocation shall be based on the ratio that each such Member’s Compensation earned prior to his termination of employment bears to the total Compensation of all Members entitled to an allocation of CW Savings Contributions for the Plan Year.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this day of , 2018.

Curtiss-Wright Corporation
Administrative Committee

By:
Paul J. Ferdenzi